PROLIANCE INTERNATIONAL, INC.

EXECUTIVE SEVERANCE PLAN

effective January 1, 2008

PROLIANCE INTERNATIONAL, INC.

EXECUTIVE SEVERANCE PLAN

Section 1. Name, Effective Date and Purpose

1.1 Proliance International, Inc. (the “Company”) established an Executive Severance Plan (the “Plan”) as of January 1, 2005. This amended and restated plan document is effective as of January 1, 2008.

1.2 The purpose of the Plan is to provide supplemental compensation for key employees and managers of the Company or its affiliates, as selected by the Board of Directors, in its sole discretion, whose employment is terminated under certain circumstances.

1.3 To the extent the Plan provides for benefits which constitute deferred compensation, the Plan is intended to be an unfunded, non-qualified plan for a select group of management and highly compensated employees, as described in §201(2) and §301(a)(3) of the Employee Retirement Income Security Act (“ERISA”) and §409A(a)(2), (3) and (4) of the Internal Revenue Code, and the provisions of the Plan shall be interpreted accordingly.

Section 2. Definitions

2.1 “Administrative Committee” shall mean the Compensation Committee of the Board of Directors (or if such Committee is not then constituted, the Board of Directors), which shall administer the Plan as provided in Section 3, below. Any notices, elections or other writings should be sent to the Administrative Committee, Proliance International, Inc. Executive Severance Plan, 100 Gando Drive, New Haven, CT 06513.

2.2 “Board of Directors” shall mean the Board of Directors of Proliance International, Inc. or its delegate.

2.3 “Cause” shall mean (i) the willful and continued failure of the Participant to substantially perform the Participant’s duties with the Company (or any affiliate); (ii) the willful engaging by the Participant in an act or acts of dishonesty constituting a felony and resulting or intending to result in gain or personal enrichment at the expense of the Company (or any affiliate), or the Participant’s conviction of a felony; or (iii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company (or any affiliate), monetarily or otherwise.

2.4 “Change of Control,” with respect to a Participating Employer that is organized as a corporation, any of the following events: (i) a change in the ownership of the Participating Employer; (ii) a change in the effective control of the Participating Employer;

(iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.

(i) A change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Participating Employer.

(ii) A change in the effective control of the Participating Employer occurs on the date on which either (a) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing 30% or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (b) a majority of the members of the Participating Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Employer.

(iii) A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(2)(i)(5)(ii).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6 “Company” shall mean Proliance International, Inc. and its successors.

2.7 “Involuntary Separation from Service” means, generally, a Separation from Service due to the independent exercise of the unilateral authority of the Company (or the Participant’s Participating Employer) to terminate the Participant’s employment, other than due to the Participant’s implicit or explicit request, where the Participant was willing and able to continue providing services. Whether an Involuntary Separation from Service has occurred shall be determined in accordance with Treasury Regulation §1.409A-1(n).

2.8 “Participant” shall mean an individual employed by the Company who is a high level management employee and who (a) has been selected for participation in this Plan by the Administrative Committee, or (b) had a written Severance Agreement with the Company which, by written agreement, has been superseded and replaced by this Plan.

2.9 “Participating Employer” shall mean the Company and any other, affiliated company as shall be designated by the Board of Directors as eligible to have one or more of its senior executives participate in the Plan.

2.10 “Plan” shall mean Proliance International, Inc. Executive Severance Plan.

2.11 “Plan Administrator” shall mean the Administrative Committee.

2.12 “Plan Year” shall mean each calendar year.

2.13 “Separation from Service” means a termination of employment with the Company, as defined for purposes of Code §409A. Except as noted below with respect to asset sales, the Plan Administrator will determine, in accordance with Code Section 409A, whether a Separation from Service has occurred. Except in the case of a Participant on a bona fide leave of absence as provided below, a Participant is deemed to have incurred a Separation from Service if the Company and the Participant reasonably anticipate that the level of services to be performed by the Participant after a date certain will be reduced to 20% or less of the average services rendered by the Participant during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Participant was on a bona fide leave of absence.

A Participant who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of the Participant’s right, if any, to reemployment under statute or contract.

For purposes of determining whether a Separation from Service has occurred, the Company means the Company and any affiliate, except that for purposes of determining whether another organization is an affiliate of the Company, common ownership of at least 50% shall be determinative. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code §414(b) or (c).

The Company specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code §409A.

2.14 “Specified Employee” means an employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any affiliate, any stock of which is actively traded on an established securities market or otherwise. An employee is a key employee if he or she meets the requirements of Code §416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code §416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date. Notwithstanding anything in this paragraph to the contrary, (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treasury Regulation §1.409A-1(i)(2), and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company and any Participating Employer, elect to use a different definition of compensation. In the event of corporate transactions described in Treasury Regulation Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Company elects to utilize the available alternative methodology through designations made within the timeframes specified therein. Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Plan Administrator. Specified Employee Identification Date means December 31, unless the Company has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company or any Participating Employer.

Section 3. Administration

3.1 The Plan shall be administered by the Administrative Committee. The Administrative Committee shall have full discretionary authority and power to construe and interpret the terms of the Plan, establish and amend administrative procedures to further the purposes of the Plan, and take any other actions necessary to administer the Plan. The Administrative Committee’s decisions, actions, and interpretations regarding the Plan shall be final and binding upon all Participants.

3.2 The Administrative Committee shall act by vote or written consent of a majority of its members. Members of the Administrative Committee who are Participants may vote on or participate in any matter affecting the administration of the Plan, provided, however, that no member of the Administrative Committee may vote on or participate in any matter directly relating to his or her own benefits.

3.3 The Administrative Committee (or its delegate) shall (a) calculate and maintain records of benefit payments; (b) prepare communications to Participants; (c) prepare reports and data required by the Company concerning the Plan; and (d) take any other actions as are otherwise necessary or appropriate for effective implementation and administration of the Plan. The Administrative Committee shall be the Plan Administrator for purposes of ERISA.

Section 4. Benefits

4.1 A Participant shall be entitled to benefits upon an Involuntary Separation from Service with the Company under the following circumstances:

(a) Involuntary Termination of Employment Without Cause. If the Company terminates the Participant’s employment other than for Cause and under circumstances constituting an Involuntary Separation from Service, the Participant shall be entitled to benefits as provided in Section 4.2, below.

(b) Termination of Employment With Good Reason Upon a Change of Control. The Participant shall be entitled to benefits as provided in Section 4.2, below, if within the period commencing on the date that a Change of Control is formally proposed to the Company’s Board of Directors and ending on the first anniversary of the date on which such Change of Control occurs, the Participant experiences one or more of the following conditions arising without the consent of the Participant:

(i) a material reduction in the Participant’s base compensation occurs;

(ii) a material reduction of the Participant’s duties and significant responsibilities occurs (not including reasonable changes in title or in corporate structure); or

(iii) the Company fails to have any successor to all or substantially all of the business and properties of the Company assume the liabilities and obligations of the Company under this Plan;

and, in connection with any of the foregoing conditions, the Participant incurs a Separation from Service; provided that

(1) the Participant has given written notice to the Company, specifying that one of the foregoing conditions has occurred, within 90 days after the initial existence of such condition;

(2) the Company fails to cure such condition within 31 days after its receipt of such notice; and

(3) the Separation from Service occurs within 6 months after the initial existence of such condition.

4.2 In the event of a Participant’s Separation from Service as described in Section 4.1(a) or (b), above, the maximum benefit shall consist of payment of the Participant’s bi-weekly salary (determined as of the Separation from Service date) for a period of one year after the effective date of the Participant’s Separation from Service.

(a) If the Participant secures other full-time employment during the applicable period, benefits shall cease as of the date such other employment commences.

(b) Payment shall be made in fixed bi-weekly installments in accordance with the Company’s standard payroll practices in effect at the time of the Separation from Service and shall commence as of the Participant’s Separation from Service date. In no event may a Participant designate the timing or year of payment.

(c) In the event the value of the separation pay benefit (assuming the maximum benefit will be paid) exceeds two times the lesser of the Participant’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each determined in accordance with Treasury Regulations §1.409A-1(b)(9)(iii)(A)), the excess shall not be paid as provided above, but shall be withheld until the first business day of the month following the date that is six months after the Participant’s Separation from Service date, at which time the excess amount only will be paid in a single lump sum.

(d) In the event of a Participant’s death while separation pay benefits are being paid, such benefits will be paid to the Participant’s surviving spouse, if any, or if not, to the Participant’s estate.

4.3 Notwithstanding anything to the contrary set forth herein, any and all amounts payable hereunder shall remain general assets of the Company until actually paid distributed to a Participant.

4.4 In no event will benefits hereunder be paid to a Participant prior to the Participant’s Separation from Service, nor may the commencement of benefits be deferred to a date later than the Participant’s Separation from Service, except as provided in Section 4.5, below. The Plan may not be amended to permit the acceleration of the time or schedule of any payment under the Plan, except as may be provided by regulation or other guidance issued pursuant to Code §409A(a)(3). This paragraph is intended to be (and shall be interpreted to be) consistent with Code §409A(a)(3), Code §409A(a)(4)(C) and related guidance.

4.5 At any time that the Company is publicly traded on an established securities market (as defined for purposes of Code §409A), if a distribution of amounts constituting a deferral of compensation is to be made to a Specified Employee (as defined for purposes of Code §409A(a)(2)(B)(i)) on account of a Separation from Service, such deferred compensation shall not be paid to the Specified Employee until the first business day of the month following the date which is six (6) months after the date of the Specified Employee’s Separation from Service.

Section 5. Claims Procedures

5.1 Any person or entity (hereinafter referred to as “Claimant”) claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Administrative Committee, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim.

5.2 If the claim or request is denied, the written notice of denial shall state:

(i) the reasons for denial, with specific reference to the Plan provisions on which the denial is based;

(ii) a description of any additional material or information required and an explanation of why it is necessary, in which event the time period indicated in section 5.1, above, shall be one hundred and eighty (180) days from the date of the initial claim; and

(iii) an explanation of the Plan’s claim review procedure.

5.3 Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Administrative Committee. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Administrative Committee of Claimant’s claim or request. The claim or request shall be reviewed by the Administrative Committee which may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

5.4 The decision on review shall normally be made within sixty (60) days after the Administrative Committee’s receipt of a Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state reasons supporting the decision and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

Section 6. General Provisions

6.1 The rights of a Participant to the payment of deferred compensation as provided in the Plan shall not be assigned, pledged, or encumbered or be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including, but not limited to, any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of any Participant. Any such attempted assignment or transfer shall be void.

6.2 The Plan is intended to constitute an unfunded deferred compensation arrangement for a select group of management and highly compensated employees. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. The Company’s obligations hereunder shall be an unfunded and unsecured promise to pay money in the future for tax purposes and for purposes of Title I of ERISA. A Participant’s right to receive benefits hereunder shall be no greater than the right of an unsecured general creditor of the Company. Benefits shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such benefits. Notwithstanding the foregoing, the Company may, in its discretion and in conjunction with maintaining this Plan, establish a so-called “rabbi trust.” Any such trust created by the Company, and any assets held thereunder to assist the Company in meeting its obligations under this Plan, may be based on the Revenue Procedure 92-64 model trust (or subsequent guidance issued by the IRS).

6.3 Nothing contained in the Plan shall give any Participant the right to continue in the employment of the Company or affect the right of the Company to discharge a Participant.

6.4 The Plan shall be construed and governed in accordance with the laws of the State of Connecticut, to the extent not preempted by Federal law.

Section 7. Participant Obligations

7.1 Covenant Not to Compete. Each Participant hereby covenants and agrees that at no time during his or her employment nor for a period of one (1) year immediately following the termination of such Participant’s employment will he or she for themselves or on behalf of any other person, partnership, company or corporation, directly or indirectly, acquire any financial or beneficial interest in (except as provided in the next sentence), provide consulting or other services to, be employed by, or own, manage, operate or control any entity engaged in the vehicle parts business similar to the business engaged in by the Company or its subsidiaries at the time of such termination of employment. Notwithstanding the preceding sentence, the Participant will not be prohibited from owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with the Company.

7.2 Non-Solicitation. Each Participant hereby covenants and agrees that, at all times during his or her employment and for a period of one (1) year immediately following the termination thereof, such Participant will not directly or indirectly employ or seek to employ any person or entity employed at that time by the Company or any of its subsidiaries, or otherwise encourage or entice such person or entity to leave such employment.

7.3 Confidentiality. Each Participant agrees to keep secret and retain in the strictest confidence all confidential matters which relate to the Company or any affiliate of the Company, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company and any affiliate of the Company learned by him or her from the Company or any such affiliate or otherwise before or after the effective date of this Plan, and not to disclose any such confidential matter to anyone outside the Company, or any of its affiliates, whether during or after his or her period of service with the Company, except as may be required in the course of a legal or governmental proceeding. Upon request by the Company, the Participant agrees to deliver promptly to the Company upon termination of his or her employment with the Company, or at any time thereafter as the Company may request, all Company or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company’s or any affiliate’s business and all property of the Company or any affiliate associated therewith, which he or she may then possess or have under his or her control.

7.4 Non-Disparagement. Each Participant will refrain from making disparaging remarks about the Company, and its executives during and after the period in which such Participant receives severance payments and related benefits hereunder.

7.5 Remedy for Breach. Notwithstanding any other provision of this Plan, should a Participant engage in or perform, either directly or indirectly, any of the acts prohibited by Sections 7.1, 7.2, 7.3 or 7.4 hereof, it is agreed that any and all benefits under this Plan shall immediately terminate and the Company will also be entitled to full injunctive relief, to be issued by any competent court of equity, enjoining and restraining the Participant and each and every other person, firm, organization, association, or corporation concerned therein, from the continuance of such violative acts. The foregoing remedies available to the Company will not be deemed to limit or prevent the exercise by the Company of any or all further rights and remedies which may be available to the Company hereunder or at law or in equity.

Section 8. Taxes and Income Tax Withholding

8.1 The Company shall deduct from all amounts paid under this Plan any taxes required to be withheld by the Company under any federal, state, or local government tax statutes. The Participants will be responsible for all federal, foreign, state and local income taxes and any other taxes imposed on amounts paid under this Plan.

Section 9. Amendment, Suspension or Termination

9.1 The Company reserves the right to amend, suspend or terminate the Plan at any time, provided, however, that the Company may not amend, suspend, or terminate the Plan with respect to any Participant without the consent of such Participant.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, on behalf of the Company, has set his or her hand this 6th day of December, 2007.

PROLIANCE INTERNATIONAL, INC.
By:	/s/ Barry R. Banducci
Its Chairman of the Board
Duly Authorized

PROLIANCE INTERNATIONAL, INC.

EXECUTIVE SEVERANCE PLAN

The undersigned, a Participant in the Proliance International, Inc. Executive Severance Plan, hereby acknowledges receipt of the amended and restated Plan document effective as of January 1, 2008 and consents and agrees to the terms thereof.

Date: ______________________________________	Signed:
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